Exhibit 99.1

NEWS RELEASE

CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Receives NASDAQ Compliance Notice
LEXINGTON, Mass. – October 14, 2008 – EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX), a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform, announced today that it received notice from The NASDAQ Stock Market dated October 10, 2008 that it is not in compliance with NASDAQ Marketplace Rule 4450(b)(1)(A), which requires a listed security to maintain a minimum $50 million market capitalization for continued listing on The NASDAQ Global Market. This notice has no immediate effect on the company’s listing and its common stock will continue to trade on The NASDAQ Global Market.
In accordance with NASDAQ Marketplace Rule 4450(e)(4), EPIX will be provided a period of 30 calendar days, or until November 10, 2008, to regain compliance with the Rule. If the company maintains a minimum $50 million market value of its common stock for at least 10 consecutive business days before November 10, 2008, the NASDAQ staff will determine if the company complies with the Rule. If EPIX has not regained compliance with the Rule by November 10, 2008, the NASDAQ staff will issue a letter notifying the company that its common stock will be delisted. At that time, the company may appeal the determination to delist its common stock to a Listings Qualifications Panel.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, expectations concerning the continued listing of our common stock on The NASDAQ Stock Market. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
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